Execution Version
RETIREMENT AND TRANSITION
AGREEMENT
This Retirement and Transition Agreement (this “Transition Agreement”), by and between Hormel Foods Corporation, 1 Hormel Place, Austin, MN 55912-3680 (“HFC”), and James Snee (“Executive”), and effective as of January 9, 2025 (the “Effective Date”), memorializes certain terms of Executive’s retirement and transition from HFC and its subsidiaries. HFC and the Executive are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.”
WHEREAS, Executive is currently serving as President and Chief Executive Officer and Chairman of the Board of Directors (“Board”) of HFC;
WHEREAS, after Executive’s 36 years of service to HFC and its subsidiaries, Executive and HFC have agreed that Executive will retire and transition his role based on the terms herein; and
WHEREAS, this Transition Agreement is intended to support the process by which HFC’s Board will operate a search and leadership transition for the position of President and Chief Executive Officer (“CEO”) at HFC (the “Succession”).
NOW, THEREFORE, in exchange for their mutual promises, Executive and HFC agree as follows:
1.Continued Service, Employment Cessation and Consulting Agreement
(a)    Executive and HFC agree that, after the Effective Date, Executive will serve as the CEO of HFC until the earlier to occur of (i) such date on which a successor CEO of HFC (“Successor CEO”) is appointed or elected by the Board and commences serving in such role (such date, the “Successor CEO Start Date”) and (ii) the end of the day on October 26, 2025 (the “Separation Date”).
(b)    Executive and HFC agree that, as of the Successor CEO Start Date (or the Separation Date under Section 1(a) above, if earlier), Executive will no longer serve as a member of the Board and shall resign from all appointed and elected positions with HFC and its subsidiaries, and that Executive will promptly execute any documents and take any actions as may be necessary or reasonably requested by HFC to effectuate or memorialize such cessation of Board service and any other applicable positions.
(c)    Executive and HFC agree that, if the Successor CEO Start Date occurs prior to the Separation Date, then commencing on the Successor CEO Start Date, Executive will no longer serve as the CEO of HFC, but Executive will transition to become a non-officer employee in service to HFC through the Separation Date (such non-officer employment period, the “Advisory Period”). During the Advisory Period, if any, Executive shall be employed by HFC and will (i) serve in the non-executive employee role of Special Advisor to HFC, reporting directly to the Board, and (ii) support the Succession by providing reasonable assistance to HFC and the Board in the transition to and integration of the Successor CEO, to the extent desired and/or requested by Board, plus otherwise supporting and promoting various reasonable tasks and responsibilities related thereto.
(d)    At the end of the day on the Separation Date, Executive’s employment with HFC and all of its subsidiaries and affiliates will terminate. Executive and HFC also agree that, as of the Separation Date, Executive will terminate from any and all other positions Executive holds (if any) as an officer, employee or director of HFC and HFC’s subsidiaries and affiliates, and that Executive will promptly execute any documents and take any actions as may be necessary or reasonably requested by HFC to effectuate or memorialize Executive’s termination from all positions with HFC and its subsidiaries and affiliates. Notwithstanding anything in this Transition Agreement to the contrary, nothing prohibits the Board from terminating Executive’s employment with HFC prior to such Separation Date for Cause (as defined below), and Executive and HFC agree and acknowledge that Executive’s right to receive the benefits or any other payments under this Transition Agreement shall immediately cease and be unenforceable if Executive’s employment with HFC is terminated for Cause prior to the Separation Date.
For purposes of this Transition Agreement, “Cause” means Executive's (i) material failure to perform satisfactorily the duties reasonably required of the Executive by HFC (other than by reason of Disability (as defined in the Equity Plan (as defined below)), which is not cured by Executive within 5 days following written notice by HFC to Executive of such failure; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses), which would be reasonably expected to harm or bring disrepute to HFC or any of its affiliates, their business or any of their customers, employees or vendors; (iii) material breach of HFC's business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to HFC or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of Executive, which would be reasonably expected to harm or bring disrepute to HFC or any of its affiliates, their business or any of their customers, employees or vendors or engaging in any act or practice that demonstrates a willful and continuing disregard for the best interests of HFC and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to HFC or any of its affiliates, their business or any of their customers, employees or vendors.
(e)    Prior to or on the Separation Date, Executive and HFC shall execute the consulting agreement substantially as attached hereto as Exhibit A (the “Consulting Agreement”). Notwithstanding the foregoing, the Consulting Agreement will be void ab initio and Executive will not be entitled to any payments or benefits thereunder if (i) Executive does not execute the Release (as defined in Section 3) and allow the Release to become effective without revoking it in accordance with Section 3(a), or (ii) Executive does not remain employed with HFC through October 26, 2025.
(f)    If HFC terminates Executive’s employment with HFC due to Executive’s Disability (as defined in the HFC 2018 Incentive Compensation Plan (the “Equity Plan”)) prior to the Separation Date and if Executive executes and does not revoke the Release in accordance with Section 3(a), Executive shall be entitled to all of the payments and benefits set forth in Sections 2(a), 2(d), 2(e), 2(f), 3(b), 3(c), and 3(d), as if Executive had remained employed with HFC through the Separation Date. Notwithstanding anything to the contrary in this Transition Agreement, if HFC terminates Executive’s employment with HFC due to Executive’s Disability, Executive shall not execute the Consulting Agreement and the Consulting Agreement will be void ab initio and Executive will not be entitled to any payments or benefits thereunder.
2.Compensation. While Executive is employed with HFC from the Effective Date until the Separation Date, HFC will provide the Executive with the following:
(a)    Salary and Operators’ Shares. Executive will continue to receive base salary at the annual rate in effect on the Effective Date, in accordance with the normal payroll practices of HFC as may be in effect from time to time. Executive will receive a grant of 200,000 Operators’ Shares for fiscal year 2025 under the 2018 Operators’ Share Incentive Compensation Subplan pursuant to the Equity Plan (the “Operators’ Share Plan”). Any payment under the Operators’ Share Plan for fiscal year 2025 will be made in accordance with the terms of the Operators’ Share Plan. For the avoidance of doubt, Executive’s termination of employment on the Separation Date will be a Retirement under the Operators’ Share Plan.
(b)    Benefit Plans. Executive shall continue to be entitled to participate in the benefit plans and programs of HFC which are generally available to executive officers of HFC in accordance with the terms of such benefit plans and programs.
(c)    Pension and Retirement Plans. Executive shall continue to be entitled to participate in the pension and retirement plans of HFC to the extent Executive was eligible to participate in such plans immediately prior to the Effective Date (collectively the “Pension and Retirement Plans”). HFC will continue to provide contributions and credits in respect of Executive to the Pension and Retirement Plans for Executive’s period of employment during fiscal year 2025 in accordance with the applicable terms of such Pension and Retirement Plans, and any benefits owed to Executive under the Pension and Retirement Plans will be paid in accordance with the terms of the Pension and Retirement Plans.
(d)    Fiscal Year 2025 Annual Incentive Plan. Executive will continue participation in the HFC Annual Incentive Plan (“AIP”) for fiscal year 2025 on the same basis as other executive officers of HFC. Executive will receive an award under the AIP for fiscal year 2025 with a target value equal to that in effect for Executive for the comparable program in fiscal year 2024. Any AIP payment for fiscal year 2025 will be based on actual performance results for the full fiscal year and otherwise in accordance with the terms of the AIP.
(e)    Cash-Based Long Term Incentive Plan.
(i) Fiscal Year 2025 Grant. Executive will continue participation in the HFC Long-Term Incentive Plan under the Equity Plan (the “Cash LTIP”) for fiscal year 2025 on the same basis as other executive officers of HFC. Executive will receive an award under the Cash LTIP for the performance period beginning in fiscal year 2025 with a target value equal to $4.0 million.
(ii) Treatment of Cash LTIP. Executive’s Cash LTIP awards that are outstanding as of the Separation Date will be treated as provided by the applicable terms in the award agreements or other award documentation for such awards, and for the avoidance of doubt, Executive’s termination of employment on the Separation Date will be a termination of employment under such agreements and documentation.
(f)    Equity Awards.
    (i) Fiscal Year 2025 Grant. HFC shall provide to Executive a grant of non-qualified stock options (“Options”) and restricted stock units (“RSUs”) for fiscal year 2025 (together, the grants of Options and RSUs for fiscal year 2025, the “2025 Grant”), subject to Board approval, in each case with a grant date fair value equal to the grant date fair value of the Options and RSUs Executive received for fiscal year 2024 (together, the grants of Options and RSUs for fiscal year 2024, the “2024 Grant”). The 2025 Grant will be subject to terms that are consistent with the terms of the 2024 Grant and will be made in the normal course consistent with past practice.
    (ii) Treatment of Equity Awards. Executive’s awards under the Equity Plan that are outstanding as of the Separation Date will be treated as provided for in the applicable terms in the award agreements of such awards under the Equity Plan, and for the avoidance of doubt, on the Separation Date Executive will experience a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) and a “Qualified Retirement,” to the extent applicable, under the terms of the applicable award agreements.
3.Release and Payments After Separation Date
(a)    Release. As a condition to receiving the payments and benefits set forth in Sections 1(e), 1(f), 3(b), and 3(c), Executive is required to (i) execute a general waiver and release of claims, substantially in the form attached hereto as Exhibit

B (the “Release”) within 21 days of his termination of employment with HFC and its subsidiaries and affiliates and (ii) not revoke the Release during any applicable revocation period.
(b)    Company Vehicle. If Executive remains employed with HFC through October 26, 2025 and executes and does not revoke the Release in accordance with Section 3(a), HFC shall, within 45 days after the Separation Date, transfer title of the vehicle that, immediately prior to the Separation Date, had been provided by HFC to Executive for Executive’s use during employment with HFC.
(c)    Lump Sum Payment. If Executive remains employed with HFC through October 26, 2025 and executes and does not revoke the Release in accordance with Section 3(a), HFC will pay Executive a lump-sum cash payment of $50,000 within 45 days after the Separation Date.
(d)    Accrued Benefits. As soon as practicable following the Separation Date HFC will pay to Executive a lump sum cash payment for all accrued but unused vacation days and any earned but unpaid base salary through the Separation Date.
4.Executive Covenants
Executive acknowledges that HFC’s willingness to enter into this Transition Agreement is based in material part on Executive’s agreement to the provisions of this Section 4 and that Executive’s breach of the provisions of this Section 4 could materially damage HFC.
(a)    Non-Solicitation. Executive covenants and agrees that, while employed by HFC and for a period of 18 months following the Separation Date, Executive shall not without HFC’s prior written consent: (i) directly or indirectly solicit for employment, offer employment to or employ or contract for the services of any person who was an employee of HFC: (x) on the Separation Date, or (y) at any time within the 12 month period prior to the Separation Date; or (ii) directly or indirectly for Executive or on behalf of any other, solicit from any person or entity who was a customer of HFC at any time within the 12 month period prior to the Separation Date any business that is directly or indirectly competitive with the business of HFC.
(b)    Confidential Information. Executive acknowledges that by virtue of Executive’s employment with HFC, Executive has or may be exposed to or has had or may have access to confidential information of HFC regarding its businesses which gives, or may give, HFC an advantage in the marketplace against its competitors (hereinafter referred to collectively as the “Proprietary Information” except for information which HFC discloses to third parties without contractual limitations on disclosure, was in the public domain when acquired or developed by HFC, or which subsequently enters the public domain other than as a result of a breach of this Transition Agreement or any other agreement or covenant). Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of HFC and, therefore, Executive agrees that during the term of Executive’s employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of HFC or pursuant to a validly issued and enforceable court or administrative order or as set forth in Section 4(d) hereof. Except as set forth in Section 4(d) hereof, in the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify HFC of the same and cooperate with HFC, at HFC’s expense, to obtain appropriate protective orders in respect thereof. Executive agrees and represents that Executive has not disclosed, copied, disseminated, shared or transmitted any Proprietary Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Executive’s duties and responsibilities of employment with HFC or as set forth in Section 4(d) hereof.
(c)    Non-Disparagement. Other than (i) as compelled by operation of law and/or (ii) testifying or making statements or disclosures to a court, government agency or arbitration panel, Executive agrees not to disparage HFC or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services, except as set forth in Section 4(d) hereof. For purposes of this Section 4(c), “disparage” shall mean any derogatory, defamatory or negative statement, whether written (including through social media) or oral. Executive agrees and acknowledges that this non-disparagement provision is a material term of this Transition Agreement and is subject to Section 4(d) hereof. HFC reciprocally agrees to instruct its executive officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 not to disparage Executive.
(d)    Protected Rights. Notwithstanding the foregoing or any other provision of this Transition Agreement, Executive acknowledges that nothing contained in this Transition Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that nothing in this Transition Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) without disclosure to HFC. HFC may not retaliate against Executive for any of these activities, and nothing in this Transition Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Nothing in this Transition Agreement or otherwise requires Executive to disclose any communications Executive may have had or information Executive may have provided to the SEC or any other Government Agencies regarding possible legal violations. Furthermore, notwithstanding Executive’s confidentiality obligations set forth in this Transition Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by HFC for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Executive understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then Executive may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.
(e)    Cooperation. Except as set forth in Section 4(d) hereof, Executive also agrees to reasonably cooperate with HFC in connection with any litigation or legal proceeding or investigatory matters in which Executive may have relevant knowledge or information and the defense or prosecution of any claims or actions now in existence or which may arise in the future in connection with, against or on behalf of HFC and any of its current and former parents, subsidiaries, affiliates, divisions, partnerships or joint ventures and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection and their successors (collectively, the “Released Persons”), except where Executive’s interests and the interests of HFC or such Released Person are in conflict with respect to any such litigation, legal proceeding, or investigatory matter, or with respect to the defense or prosecution of such claims or actions. Executive’s reasonable cooperation shall include, but not be limited to, Executive being available to meet with, be interviewed by or otherwise assist HFC counsel in connection with an internal review or investigation, to prepare for trial or discovery or a regulatory, enforcement or administrative proceeding or alternative dispute resolution process and to act as a witness when requested by HFC at reasonable times designated by HFC. HFC will provide reasonable notice of the need for Executive’s services and will use reasonable efforts to accommodate Executive’s personal and professional schedule in scheduling Executive’s services. Moreover, except as set forth in Section 4(d) hereof or unless otherwise prohibited by law, Executive agrees to promptly notify the Legal Department of HFC if Executive is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Except as set forth in Section 4(d) hereof, if Executive is not legally permitted to provide such notice, Executive agrees that Executive will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 4(e). Except for time spent providing testimony in a deposition, hearing, or other agency, court or arbitral proceeding, HFC shall compensate Executive for time expended cooperating with HFC’s requests following the 18-month anniversary of the Separation Date at the rate of $200 per hour, payable within 30 days following Executive’s submission of a summary of time expended and request for payment. To the extent Executive incurs out-of-pocket expenses (such as, by way of example only, postage costs, travel costs, or telephone charges) in assisting HFC at its request, HFC will mail Executive a reimbursement check for those expenses within 30 days after it receives Executive’s request for payment, along with reasonably satisfactory written substantiation of the claimed expenses. Executive’s obligations under this Section 4(e) will end upon the expiration of the applicable statute of limitations period for the particular claim provided that a timely claim has not been asserted. In the event that a timely claim is asserted, Executive’s obligations will continue until the claim is resolved. HFC shall not assert that Executive’s obligations under this Section 4(e) operate to disqualify Executive from or prohibit Executive’s employment by any subsequent employer. In the event of Executive’s subsequent employment by any employer with interests adverse to HFC in any litigation or other proceeding, Executive agrees to reasonably cooperate in good faith with HFC to prevent the disclosure of information protected by applicable legal privileges or the work product doctrine.
(f)    Waiver of Certain Covenant Obligations. In consideration of Executive’s obligations in this Transition Agreement, for any non-competition covenant that is applicable to Executive as of the Separation Date, HFC waives its rights of enforcement, cancellation, reimbursement, recovery or clawback in respect of such covenant effective upon the 18-month anniversary of the Separation Date.
(g)    Construction. All references in this Section 4 to HFC shall be deemed to refer to HFC and its subsidiaries.
5.Opportunity to Seek Advice
By signing this Transition Agreement, Executive acknowledges that Executive is doing so freely, knowingly and voluntarily. Executive has read this Transition Agreement carefully and understands all its terms. Executive has been advised by HFC to consult with an attorney before executing this Transition Agreement and Executive has reviewed it with persons of Executive’s own choosing. In agreeing to sign this Transition Agreement, Executive has not relied on any statements or explanations made by HFC or its attorneys or representatives.

6.Confidentiality
Except as set forth in Section 4(d) hereof, Executive will keep this Agreement and the terms of this Agreement confidential until such time as this Agreement enters the public domain through no fault or act of Executive, although Executive knows that Executive may discuss this Agreement with Executive’s own attorney and tax or financial advisor and has been encouraged to do so. Executive further agrees to use Executive’s best effort to ensure that none of the Executive’s immediate family, attorneys, or tax and financial advisors will reveal its contents to anyone else until such time as this Agreement enters the public domain through no fault or act of Executive.
7.Material Breach; Venue and Choice of Law
Executive acknowledges that if Executive breaches any of the terms or conditions set forth in this Transition Agreement (including the provisions of Section 4 hereof), HFC may suffer irreparable harm and therefore, in the event Executive breaches any of the terms or conditions set forth in this Transition Agreement, HFC shall have the right, at its option, (i) to stop any further payments or benefits due to Executive pursuant to Sections 2(d)-(f) and 3(b)-(c), (ii) subject to applicable law, to require Executive to repay to HFC, immediately and in a cash lump sum, the amount of any payments paid to Executive pursuant to Sections 2(d)-(f) and 3(b)-(c) (which shall, for the avoidance of doubt, be calculated on a pre-tax basis) and (iii) to seek in a Minnesota court of law specific performance hereof, or its damages at law, or both (if available at law), or such other and further relief as may be appropriate under the circumstances and under Minnesota law. Except as otherwise explicitly provided, this Transition Agreement will be interpreted and enforced in accordance with the laws of the State of Minnesota, and the Parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Minnesota. In addition, the prevailing party in any action to enforce this Transition Agreement shall be entitled to recover from the non-prevailing party its attorneys’ fees and expenses reasonably incurred in connection therewith. For the avoidance of doubt, Executive shall in all events be entitled to receive accrued wages and expense reimbursement, accrued but unused vacation pay and other qualified retirement benefits.
8.Tax Matters; Right of Offset
HFC may, subject to applicable law, withhold and deduct from any benefits and payments made or to be made pursuant to this Transition Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal authorized deductions made with respect to HFC’s employees generally and (c) any advances made to Executive and owed to HFC.

9.Severability
If any provision of this Transition Agreement should be found to be invalid, illegal or unenforceable in whole or in part, the remaining provisions hereof will not be affected thereby and the Parties or a court will promptly replace such provision with a reasonable new provision which as far as legally and practically possible approximates what the Parties intended by such original provision, to carry out their purpose hereunder.
10.Complete Agreement
Executive understands and agrees that this Transition Agreement, the employee benefits plans in which Executive is a participant and any non-competition or confidentiality agreements with HFC, the Release, the Consulting Agreement, and the Indemnification Agreement between Executive and HFC as in effect as of the Effective Date contain all the agreements between HFC and Executive. The Parties have no other written or oral agreements. Any previously executed transition agreements are void and without effect. This Transition Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of HFC and Executive. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Transition Agreement.
11.Review of Transition Agreement
This Transition Agreement is important. Executive is advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice Executive values, such as an accountant or financial advisor. If Executive agrees to the terms of this Transition Agreement, sign in the space below where Executive’s agreement is indicated. The payments and benefits specified in this Transition Agreement are contingent on Executive’s (a) signing this Transition Agreement and (b) signing the Release no earlier than the Separation Date and no later than 21 calendar days following the Separation Date, and not revoking the Release.
12.Class Action Waiver and Arbitration Agreement.
Any dispute arising out of or relating to (i) this Transition Agreement, the Release, or the interpretation, application or enforcement of its or their terms, (ii) any matter pertaining to Executive’s employment with HFC (including, without limitation, any labor or employment claims under any federal, state or local, statutes, regulations, executive orders or laws, except for claims exempted from compulsory arbitration under Section 402 of the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9. U.S.C. § 402), or (iii) the termination of Executive’s employment with HFC, will be resolved by final and binding arbitration in accordance with the then existing Employment Arbitration

Rules of the American Arbitration Association (“AAA”), available at https://www.adr.org/employment; provided, however, that nothing in this Transition Agreement shall preclude the Company from filing litigation in any court of competent jurisdiction seeking injunctive or equitable relief against Executive for any actual or potential violations of Sections 4 and 6 of this Transition Agreement. The following arbitration procedures will apply to any arbitration between the Parties:

(a)    The arbitration proceedings shall take place in Minneapolis, Minnesota or any other location mutually agreed by the Parties. The arbitration proceedings (including any pre-hearing depositions and written discovery responses) will be confidential and only the Parties and their authorized representatives and legal counsel will be permitted to attend the arbitration hearing. In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to, as applicable, federal law and/or the substantive law of the State of Minnesota without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, as though the matter were before a court of law. Such decision shall be final, conclusive and binding on the Parties to the arbitration. The decision of the arbitrator shall be made within 30 days following the close of the hearing. The Parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction.

(b)    If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable.

(c)    The Parties agree that any Party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this Section 12 to mandatory and binding arbitration in accordance with the terms and provisions outlined in this Transition Agreement and/or for injunctive relief to preserve the status quo or prevent any potential or on-going violation of this Transition Agreement pending the outcome of arbitration proceedings under this Section 12.

(d)    This arbitration provision constitutes a waiver of any right to a jury. By agreeing to arbitration, Executive understands and agrees that any claims Executive has against HFC may be pursued only on an individual basis, to the fullest extent permitted by applicable law. Executive understands and agrees that Executive is waiving the right to participate in any class, collective, or representative proceeding, to the fullest extent permitted by applicable law.

(e)    Nothing in this Transition Agreement precludes Executive’s right to file a charge with any governmental agency (including, without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission) or to cooperate with any investigation by any governmental agency.
13.No Re-Employment
Executive understands that Executive’s employment with HFC is terminated on the Separation Date. Except as provided in Section 1(e), Executive agrees that Executive will not seek or accept employment with HFC and its subsidiaries and affiliates, including assignment to or on behalf of HFC as an independent contractor or through any third party, and HFC and its subsidiaries and affiliates have no obligation to consider Executive for any future employment or assignment.
14.Return of Property
Executive affirms that Executive will return, within a reasonable time after the Separation Date, to HFC in reasonable working order all Company Property, as described more fully below, except as may be authorized for items of personal or sentimental value. “Company Property” includes company-owned or leased equipment, supplies and documents, including computers and reasonably related equipment or other electronics. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or stored electronically or in any other medium. Executive further agrees that Executive will not retain any copies or duplicates of any such Company Property.
15.Internal Revenue Code Section 409A
This Transition Agreement is intended to provide payments that are in compliance with or exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”) and the Transition Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to HFC’s reimbursement policies). Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Transition Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B)

of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. Executive acknowledges and agrees that Executive has obtained no advice from HFC, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Transition Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Transition Agreement.
16.Compensation Recovery Policy
Notwithstanding anything in this Transition Agreement to the contrary, Executive acknowledges and agrees that this Transition Agreement and any compensation described herein are subject to the terms and conditions of HFC’s clawback provisions, policy or policies (if any), respectively, as may be in effect from time to time, including its Misconduct Compensation Recovery Policy or any other policies specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations of any national securities exchange on which such Company’s shares at any point may be traded (collectively, the “Compensation Recovery Policy”). Applicable sections of this Transition Agreement and any related documents shall be deemed superseded by and subject to (as applicable) the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, Executive agrees to fully cooperate with HFC in connection with any of Executive’s obligations to HFC pursuant to the Compensation Recovery Policy, and agrees that HFC may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive and HFC have executed this Transition Agreement as of the dates set forth below.

EXECUTIVE /s/ James Snee James Snee Date: January 9, 2025 HORMEL FOODS CORPORATION By: /s/ Stephen Lacy Name: Stephen Lacy Title: Compensation Committee Chair Date: January 9, 2025

[Signature Page to Retirement and Transition Agreement]

Exhibit A

Consulting Agreement

[See Attached]

CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”), dated as of the date of the last signature to this Agreement and effective as of October 27, 2025 (the “Effective Date”), is entered into by and between James Snee (the “Consultant”), and Hormel Foods Corporation (the “Client”), located at 1 Hormel Place, Austin, MN 55912-3680. Each of the Consultant and the Client are hereby a “Party” and together, the “Parties.”
WHEREAS, the Consultant provides consulting services;
WHEREAS, the Client and its Board of Directors (the “Board”) wish to benefit from certain skills and abilities of Consultant;
WHEREAS, as of the Effective Date, Consultant is a former employee of the Client and is ready and willing to provide consulting services, for and on behalf of the Consultant, to the Client and the Board to facilitate the leadership transition to a successor President and Chief Executive Officer of Hormel Foods Corporation (“HFC”) following Consultant’s retirement from HFC; and
WHEREAS, during the period when the Consultant provides such services to the Client and the Board, the Consultant will be provided with access to HFC’s trade secrets and confidential information.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Client and the Consultant agree as follows:
1.SERVICES.
A.The Consultant agrees to provide to the Client and its affiliates, and the Board, the consulting services listed on Appendix A attached hereto (the “Services”), on the terms and conditions set forth in this Agreement, during the Term (as defined in Section 8). The term “affiliates” means, with respect to any Party, any entities that directly or indirectly control, are controlled by, or are under the same control as, such Party or any other entities affiliated with such Party or entities. In the provision of the Services, the Consultant shall provide the Services during such hours as may be mutually agreed upon by the Parties, with no implied minimum service requirement. The Consultant shall provide the Services in a diligent manner and to the best of the Consultant’s ability, and the Consultant shall promptly and faithfully comply with all lawful and reasonable requests that may be made by the Client. Consultant acknowledges that Client is engaging Consultant in reliance upon Consultant’s representation that the Services will be performed by Consultant.
B.The Consultant shall be solely responsible for, and shall have sole control over, the means, methods, techniques, sequences, and procedures used in providing the

Services. The Client shall provide the Consultant with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services, but the Client shall neither have control over nor be responsible for the means, methods, techniques, sequences, or procedures used by the Consultant in performing the Services.
C.The Parties agree that, based on the expected service requirement under this Agreement, upon Consultant’s termination of employment with the Client prior to the Effective Date, Consultant experienced a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).
D.The Services shall be considered provided by the Consultant under, in accordance with, and pursuant to the terms of this Agreement only if and to the extent that Consultant signs and does not revoke the Release in accordance with (and as defined in) the Retirement and Transition Agreement between the Parties, effective as of January 9, 2025 (the “Transition Agreement”). This Agreement will be considered void ab initio and Consultant will not be entitled to any payments or benefits hereunder if (A) Consultant does not execute the Release in accordance with the Transition Agreement or revokes the Release, or (B) Consultant does not remain employed with the Client through October 26, 2025.
2.CONSULTING COMPENSATION. All of the benefits provided under this Section 2, including the Consulting Fee, FY26 AIP, and FY27 AIP (each as defined below), will be known as the “Consulting Compensation” and will be provided to the Consultant during the Term.
A.Monthly Fee. The Client shall compensate the Consultant for the Services with a fixed monthly fee of $111,111.11, payable for each month during the Term in arrears, exclusive of any actual, reasonable, and documented out-of-pocket fees or expenses incurred in connection with providing the Services (“Expenses”), with each such payment made within 5 business days of the last business day of each month during the Term (the “Consulting Fee”). If the Consultant is unable to continue to provide the Services for any period due to Consultant’s death or disability, then the Consultant shall not be entitled to receive any Consulting Fee for such period. Except as provided in this Agreement, Consultant will not be eligible to participate as an active employee in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or compensation or benefit plans offered by the Client to their employees.
B.Annual Incentive Plan. Consultant will participate in Client’s Annual Incentive Plan (“AIP”) in accordance with the AIP terms as such programs are otherwise in effect for executives of the Client but subject to the following terms:
i.Fiscal Year 2026. Consultant’s target opportunity under the AIP for fiscal year 2026 will be $1,850,000 (the “FY26 AIP”). Consultant shall receive payment for the FY26 AIP based on the greater of (a) actual performance for the full fiscal year 2026 and (b) target performance for fiscal year 2026, in each case prorated for the number of days during the performance period that this Agreement remains in effect. The Consultant’s award under the FY26 AIP will be paid to Consultant at the same time as payments are made to executives of Client but no later than 90 days following the last day of Client’s fiscal year 2026.
ii.Fiscal Year 2027. Consultant’s target opportunity under the AIP for fiscal year 2027 will be $1,850,000 (the “FY27 AIP”). Consultant shall receive payment for the FY27 AIP based on the greater of (a) actual performance for the full fiscal year 2027 and (b) target performance for fiscal year 2027, in each case prorated for the number of days during the performance period that this Agreement remains in effect. The Consultant’s award under the FY27 AIP will be paid to Consultant at the same time as payments are made to executives of Client but no later than 90 days following the last day of Client’s fiscal year 2027.
C.Equity Award. The Client shall provide the Consultant with a grant of non-qualified stock options (“Options”) and restricted stock units (“RSUs”) during fiscal year 2026 (together, the grants of Options and RSUs for fiscal year 2026, the “FY 2026 Grant”), subject to Board approval and the terms of the applicable plan document under which such grants are made, with a grant date fair value of $1,500,000 for the Options and $1,500,000 for the RSUs. The FY 2026 Grant shall be granted at the same time as the fiscal year 2026 awards provided to the Client’s senior executive officers, will vest in full on the 18-month anniversary of the Separation Date (as defined in the Transition Agreement) and will otherwise be subject to the terms of the Equity Plan (as defined in the Transaction Agreement) and applicable award agreements, which will not include accelerated vesting upon retirement.
3.EXPENSES. The Client agrees to reimburse the Consultant for Expenses. All undisputed Expenses will be paid within 45 days of the Client's receipt of the documents evidencing such Expenses. If any reimbursement provided by the Client pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement shall be subject to the following rules: (A) the amount eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (B) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the Consultant’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
4.WITHHOLDINGS. The Consultant acknowledges that Consultant will be solely responsible for any taxes that may be imposed on the Consultant, as applicable, as a result of the compensation under this Agreement, including any taxes under Section 409A of the Internal Revenue Code of 1986, as amended. Consultant also acknowledges and agrees that, during the

Term, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker's Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required to pay any applicable taxes on the compensation paid to Consultant under this Agreement. The Consultant also agrees to indemnify the Client and its affiliates to the extent that the Client and/or any of its affiliates incurs any taxes, fees or penalties reasonably related to the provision of such compensation under this Agreement (or any reasonable legal fees reasonably incurred in connection with such incurrence of such taxes, fees or penalties). Client has not made any representations or guarantees regarding the tax result for the Consultant with respect to any income recognized by the Consultant in connection with this Agreement or any amounts payable under this Agreement.
5.CONFIDENTIALITY. During and following the term of this Agreement, the Consultant will keep confidential all Confidential Information (defined below) of the Client and its affiliates, as applicable, use such Confidential Information solely in connection with providing the Services and not disclose any such Confidential Information to any other person other than the Client and its affiliates, except to the extent disclosure is required by law. “Confidential Information” means all information relating to the business, operations, assets, liabilities, plans, prospects and affairs regarding the Client or its affiliates, that is disclosed to the Consultant, regardless of whether such information is in oral, visual, electronic, written, or other form and whether or not it is identified as “confidential.” Confidential Information does not include any information that is or becomes generally available to the public other than as a result of disclosure by the Consultant or is or becomes available to the Consultant on a non-confidential basis by any person who is not bound by any obligation to keep such information confidential. Further, nothing in this Agreement, nor any Client policy or individual agreement between the Client and Consultant, prevents the Consultant from providing, without prior notice to the Client, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (including the Client’s past or future conduct), engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.), or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Client nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. The Client will take reasonable steps to provide confidential treatment that is reasonably comparable to that described in this Section 5 for any confidential information of the Consultant that is actually received by the Client.
6.ADHERENCE TO POLICIES. The Consultant will ensure that the Services are provided in a manner consistent with Client's applicable policies (collectively such policies, the “Policies”) that are reasonably known to (or should be known to) Consultant or about which Consultant is reasonably aware (or should be reasonably aware) as of the Effective Date. The Consultant will disclose to the Client any actual or potential “conflict of interest” that may arise vis-à-vis the Services. The Consultant will comply with reasonable requests by the Client for additional information related to such actual and/or potential conflicts and acknowledges that the Client may seek to mitigate any such actual and/or potential conflict in its sole discretion consistent with the principles set out in the Policies.
7.INDEMNIFICATION. The Client agrees to indemnify and save harmless the Consultant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Consultant in respect of any civil, criminal, administrative, investigative, or other proceeding in which the Consultant is involved solely because of the Consultant’s provision of the Services to the Client or its affiliates on or after the Effective Date (other than any such civil, criminal, administrative, investigative, or other proceedings that relate primarily to any taxes, fees, or penalties reasonably related to the provision of compensation and benefits under this Agreement (or any reasonable legal fees reasonably incurred in connection with such taxes, fees or penalties)). Such indemnification under the first sentence of this paragraph shall be made only if the Consultant: (A) acted honestly and in good faith; and (B) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Consultant had reasonable grounds for believing that his conduct was lawful. Similarly, the Consultant agrees to indemnify and save harmless the Client and its affiliates from and against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Client and its affiliates in respect of any civil, criminal, administrative, investigative, or other proceeding in which the Client or its affiliates is involved solely because of the Consultant’s provision of the Services to the Client or its affiliates on or after the Effective Date. Such indemnification under the third sentence of this paragraph shall be made only if the Client and its affiliates: (X) acted honestly and in good faith; and (Y) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Client and its affiliates had reasonable grounds for believing that its conduct was lawful.
8.TERM AND TERMINATION. This Agreement takes effect on October 27, 2025 and shall continue thereafter until the 18-month anniversary of the Effective Date, unless terminated in accordance with the provisions herein (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Client and the Consultant.
A.This Agreement may be terminated by the Client or the Consultant, effective immediately upon written notice to the other Party, if the other Party materially breaches this Agreement or the Transition Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within 5 business days after receipt of written notice of such breach. No further Consulting Compensation shall be due or payable to Consultant if Client properly terminates this Agreement under this Section 8A. If Consultant properly terminates this Agreement pursuant to this Section 8A, Client shall remain responsible for paying the Consulting Compensation through the 18-month anniversary of the Effective Date on the timeline provided for in this Agreement.

B.This Agreement may be terminated by the Consultant with 60 days of written notice to the Client where there is no material breach of the Agreement. If Consultant properly terminates this Agreement under this Section 8B, no further Consulting Compensation shall thereafter be due or payable.
C.This Agreement may be terminated by the Client with 60 days of written notice to the Consultant where there is no material breach of the Agreement. If Client properly terminates this Agreement pursuant to this Section 8C, Client shall remain responsible for paying the Consulting Compensation through the 18-month anniversary of the Effective Date on the timeline provided for in this Agreement.
D.Upon expiration or termination of this Agreement for any reason, or at any other time upon the Client’s written request, the Consultant shall promptly after such expiration or termination: (X) deliver to the Client all materials, equipment and other property provided for Consultant or the Consultant’s use by the Client; and (Y) deliver to the Client all tangible documents and other media, including any copies containing, reflecting, incorporating or based on Confidential Information.
9.INDEPENDENT CONTRACTOR. The Consultant is providing the Services pursuant to this Agreement as an independent contractor to the Client, and (as of October 27, 2025) the Consultant is not an employee of the Client or any of its affiliates. The Consultant shall have no authority to enter into contracts or to incur any other legally binding commitment on behalf of the Client or the Board, and the Consultant shall not hold himself out or permit himself to be held out as having authority to do or say anything on behalf of the Client or the Board.
10.INTELLECTUAL PROPERTY. The Client is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed by the Consultant in any report or otherwise, including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights therein. The Consultant acknowledges and agrees that any and all results and proceeds of the Services that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) are hereby deemed “work made for hire” for the Client and all copyrights therein shall automatically and immediately vest in the Client. To the extent that any results and proceeds of the Services do not constitute “work made for hire,” the Consultant hereby irrevocably assigns to the Client and its successors and assigns, for no additional consideration, the Consultant’s entire right, title, and interest in and to such results and proceeds and all intellectual property rights therein. The Client is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to the Consultant by the Client (the “Client Materials”) and all intellectual property rights therein. The Consultant shall have no right or license to reproduce or use any of the Client Materials except solely during the Term to the extent necessary to perform the Consultant’s obligations under this Agreement. All other rights in and to the Client Materials are expressly reserved by the Client.

11.MATERIAL BREACH. The Consultant agrees that, in the event of any material breach of Section 4, 5, or 6 of this Agreement, the Client will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Client or (as applicable) any and all past, present or future parents, subsidiaries, and affiliates of the Client (the “Client Entities”) will also be entitled to specific performance of such requirements by the Consultant. No amount owing to the Consultant under this Agreement shall be subject to set-off or reduction by reason of any claims that the Client has or may have against the Consultant. Failure by either Party to this Agreement to enforce any term or condition of this Agreement at any time shall not preclude such Party from enforcing such term or condition, or any other provision of the Agreement, at a later time.
12.AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Consultant and the Client. Nothing in this Agreement shall be binding upon the Parties to this Agreement to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
13.COMPENSATION RECOVERY POLICY. Notwithstanding anything in this Agreement to the contrary, the Consultant acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Client’s clawback provisions, policy or policies (if any), respectively, as may be in effect from time to time, including its Misconduct Compensation Recovery Policy or any other policies specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations of any national securities exchange on which such Company’s shares at any point may be traded (collectively, the “Compensation Recovery Policy”). Applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to (as applicable) the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, the Consultant agrees to fully cooperate with the Client in connection with any of the Consultant’s obligations to the Client pursuant to the Compensation Recovery Policy, and agrees that the Client may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.
14.ARBITRATION. Any and all disputes arising out of or in any way relating to this Agreement shall be submitted to binding arbitration before an arbitrator mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association.
15.GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, including any claims relating to or arising out of this agreement, shall be governed by and construed in accordance the laws of the State of Minnesota without regard to its conflict of laws principles.
16.COMPLETE AGREEMENT; SURVIVABILITY. This Agreement, the Release, and the Transition Agreement embody the complete agreement and understanding between the Client and the Consultant with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way. The provisions of Sections 4-8 and 10-13 of this Agreement shall remain in full force and effect, as applicable, notwithstanding the expiration or early termination of this Agreement. In the event of litigation between the Client and the Consultant related solely and exclusively to this Agreement, the non-prevailing Party shall reimburse the prevailing Party (as determined by the adjudicator) for any costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred by the prevailing Party in connection therewith.
17.ASSIGNMENT. The Consultant shall not assign any rights or delegate or subcontract any obligations under this Agreement, nor shall Consultant permit the Services to be performed by someone other than Consultant, without the Client’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Client may freely assign its rights and obligations under this Agreement at any time with reasonable notice to Consultant. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and permitted assigns.
18.NOTICES. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the address set forth on the first page of this Agreement if to the Client or to the address most recently on file with the Client if to the Consultant (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, facsimile (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if the receiving Party has received the Notice, and the Party giving the Notice has complied with the requirements of this Section.
19.COUNTERPARTS. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
* * * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

HORMEL FOODS CORPORATION

_________________________________
Name:
Title:
Date:

CONSULTANT

_________________________________
Name: James Snee

APPENDIX A
Services

Supporting and performing various tasks and responsibilities related to the transition of Hormel Foods Corporation’s President and Chief Executive Officer position to a permanent successor (collectively, the “Services”).

Exhibit B

Release
This Release (the “Release”) is between Hormel Foods Corporation (“HFC”) and James Snee (“Executive”), in favor of HFC and its affiliates (meaning any entities that directly or indirectly control, are controlled by, or are under the same control as, HFC or any other entities affiliated with HFC or such entities), in consideration of the benefits provided to Executive and to be received by Executive from HFC as described in the Retirement and Transition Agreement between HFC and Executive dated as of the applicable date referenced therein (the “Transition Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Transition Agreement.
By signing this Release, Executive and HFC hereby agree as follows:
1.Waiver and Release of Claims by Executive
(a)    General Release by Executive. In exchange for and in consideration of certain payments, benefits and other commitments described in the Transition Agreement and in addition to Executive’s other consideration expressed herein, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES the Released Persons (as defined below), jointly and severally, of and from all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive currently may have (“Claims”) with respect to HFC, all of its current and former parents, subsidiaries, affiliates, divisions, partnerships or joint ventures and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection and their successors (collectively, the “Released Persons”) that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with HFC or the termination of such employment, or any circumstances related thereto up to the date of this Release. Claims may include, but are not limited to, claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all Claims Executive may have that arose prior to the date of this Release and hereby specifically waives and releases all Claims under the following statutes, all as amended, and any and all state or local statutes, ordinances or regulations, including without limitation all Minnesota laws, ordinances and regulations, as well as all Claims arising under federal, state or local law, involving any tort, employment law, contract Claim, whether based upon an express or implied contract, or statutory claim, as well as any Claim under public policy or any other Claim of any nature, including the following:
(i)    Title VII of the Civil Rights Act of 1964;
(ii)    the Age Discrimination in Employment Act (“ADEA”);
(iii)    the Family and Medical Leave Act;
(iv)    the Americans With Disabilities Act;
(v)    the Equal Pay Act;
(vi)    the Executive Retirement Income Security Act (“ERISA”);
(vii)    the Civil Rights Act of 1991;
(viii)    Section 1981 of U.S.C. Title 42;
(ix)    the Worker Adjustment and Retraining Notification Act;
(x)    the National Labor Relations Act;
(xi)    the Immigration Reform and Control Act;
(xii)    the Occupational Safety and Health Act;
(xiii)    the Fair Credit Reporting Act;
(xiv)    the Genetic Information Nondiscrimination Act of 2008;
(xv)    the Minnesota Human Rights Act;
(xvi)    the Minnesota Equal Pay for Equal Work Law;
(xvii)    the Minnesota Whistleblower Act;
(xviii)    the Minnesota Whistleblower Protection Laws;
(xix)    the Minnesota Parental Leave Act; and
(xx)    all other state and local laws of Minnesota that may be lawfully waived by agreement.
It is the express intent of the Parties that Executive’s waiver and release under this Release be as broad and applicable as legally permissible to all aspects of

Executive’s relationship to HFC including, but not limited to, Executive’s employment with HFC and Executive’s separation therefrom. The above release does not waive Claims (i) under the Transition Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Release, (v) regarding Executive’s rights to indemnification under HFC’s Bylaws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, (vi) rights in respect of equity awards that are vested on or immediately following the Separation Date, including equity awards that vest in the ordinary course of business based on Executive’s continued service up to and including the Separation Date, which shall be treated in accordance with the terms of the applicable equity awards, and (vii) which cannot be released by private agreement, including as set forth in Section 4(d) of the Transition Agreement. Nothing in this Release shall prohibit Executive from instituting any action to challenge the validity of the release under the ADEA.
(b)    Protected Rights. The terms of this Section 1 hereof are subject to Section 4(d) of the Transition Agreement.
(c)    Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to the Claims released herein; and (ii) Executive has the legal right, power, authority and capacity to sign and deliver this Release.
2.No Claims Exist
Except as set forth in Section 4(d) of the Transition Agreement, Executive confirms that no Claim currently exists in any forum or form against any Released Person and that Executive has no current intention to bring such any Claims. In the event that any such Claim is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees, except as set forth in Section 4(d) of the Transition Agreement.
(a)     Executive also affirms that, except as otherwise provided in this Release or the Transition Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
(b)     Executive further affirms that Executive has no known workplace injuries or occupational diseases.
(c)    Both Parties acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up Executive’s right to any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.
(d)    Executive affirms that all of HFC’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
3.Knowing and Voluntary Waiver
In compliance with the requirements of the Older Workers’ Benefit Protection Act, Executive acknowledges by Executive’s signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agree as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised by HFC and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing HFC and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive will receive valuable consideration in exchange for the Release other than amounts Executive would otherwise be entitled to receive; (g) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (h) Executive may revoke this Release during the fifteen-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the fifteen-day revocation period has expired; and (i) any such revocation must be submitted in writing to HFC c/o Legal Department, Hormel Foods Corporation, 1 Hormel Place, Austin, MN 55912-3680, prior to the expiration of such fifteen-day revocation period. If Executive revokes this Release within such fifteen-day revocation period, it shall be null and void and HFC will have no obligations under this Release, the Transition Agreement or the Consulting Agreement, including certain payment of money and benefits as set forth therein but the termination of Executive’s employment with HFC will not be affected.

4.Additional Agreements and Understandings
Even though HFC is providing payments and benefits to Executive to settle and release Executive’s actual or potential Claims, HFC denies that it is responsible or legally obligated to Executive for Executive’s Claims.
5.Files and Property
Executive verifies that Executive has not removed from HFC any Company Property and that Executive has returned to HFC all Company Property in Executive’s possession or otherwise within Executive’s control.
6.Entire Agreement
This Release, the Transition Agreement, the Consulting Agreement and the documents referenced therein contain the entire agreement between Executive and HFC regarding the matters described therein, and take priority over any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and HFC. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, Executive shall be required to execute a release that is legal and enforceable. Except as otherwise explicitly provided, this Release will be interpreted and enforced in accordance with the laws of the State of Minnesota, and the Parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Minnesota.
[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

JAMES SNEE

____________________________

Date: _______________________